Rule 424 (b) (3)
Registration No. 333-221261
CUSIP #: 63743HER9

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Senior Debt Securities	$300,000,000.00	$37,350.00

(1)    Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)    The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

TRADE DATE: February 21, 2018
SETTLEMENT DATE: February 26, 2018
PRICING SUPPLEMENT NO. 7703 DATED February 21, 2018
TO PROSPECTUS SUPPLEMENT DATED November 3, 2017
AND BASE PROSPECTUS DATED November 1, 2017

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Fixed Rate Notes

Principal Amount:	$300,000,000

Issue Price:	99.889% of Principal Amount

Original Issue Date:	February 26, 2018

Maturity Date:	March 15, 2021

Interest Rate:	2.90% per annum

Interest Payment Dates:	Each March 15 and September 15

Regular Record Dates:	Each March 1 and September 1

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:	None

Agent’s Discount or Commission:	0.15%

Agent(s):	RBC Capital Markets, LLC

Capacity:	Principal

Form of Note: (Book-Entry or Certificated)	Book-Entry

Other Terms:	None

Medium-Term Notes, Series D may be issued by the Company in an unlimited aggregate principal amount.

Validity of the Medium-Term Notes

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia Cooperative Association Act, as amended (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 3, 2017, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on November 3, 2017.